CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF
THE HARTFORD FINANCIAL SERVICES GROUP, INC.

THE HARTFORD FINANCIAL SERVICES GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.Article SIXTH of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following:
ARTICLE SIXTH

To the fullest extent permitted by applicable law as then in effect, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law (DGCL) as the same exists or may hereafter be amended. Any repeal or modification of Section 102(b)(7) of the DGCL or of this ARTICLE SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. For purposes of this ARTICLE SIXTH, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as the same exists or may hereafter be amended.

2.This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 16 day of May 2024.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By: /s/ Terence Shields
                            Name: Terence Shields
Title: Senior Vice President and Corporate Secretary

213097950_1 LAW